Exhibit 99.1
Spirit Airlines Reports July 2017 Traffic

MIRAMAR, Fla., (August 8, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for July 2017.

Traffic (revenue passenger miles) in July 2017 increased 17.8 percent versus July 2016 on a capacity (available seat miles) increase of 22.7 percent. Load factor for July 2017 was 86.3 percent, a decrease of 3.5 percentage points compared to July 2016.
 Preliminary Traffic Results

	July 2017	July 2016	Change
Revenue passenger miles (RPMs) (000)	2,347,011	1,991,956	17.8%
Available seat miles (ASMs) (000)	2,720,733	2,217,621	22.7%
Load factor	86.3%	89.8%	(3.5) pts
Passenger flight segments	2,298,123	2,025,027	13.5%
Average stage length (miles)	1,008	967	4.2%
Total departures	15,084	13,077	15.3%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	14,180,071	12,611,680	12.4%
Available seat miles (ASMs) (000)	16,891,211	14,620,044	15.5%
Load factor	83.9%	86.3%	(2.4) pts
Passenger flight segments	14,073,581	12,619,470	11.5%
Average stage length (miles)	987	981	0.6%
Total departures	95,977	86,262	11.3%

Preliminary Operational Performance

July 2017
On-Time Performance[1]	73.5%
Systemwide Completion Factor	97.2%

1As defined by the Department of Transportation.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 480 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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